INITIAL CAPITAL AGREEMENT


                                                                  ________, 2008


Board of Trustees of
The RAM Funds
2331 Far Hills Avenue
Suite 200
Dayton, Ohio 45419

Ladies and Gentlemen:

      The undersigned hereby subscribes for 10,000 Shares of Beneficial Interest, no par value, of The RAM ____________________ Fund, a series of The RAM Funds, an Ohio business trust, at $10.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

      The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                             Very truly yours,


                                             ___________________________________

                                             By:  ______________________________

                                             Its: ______________________________

Confirmed and Accepted:

The RAM Funds


By:  _____________________________

Its: _____________________________